Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
2550 Hanover Street
Palo Alto, CA 94304-1115

September 29, 2021

Quantum Corporation
224 Airport Parkway, Suite 550
San Jose, CA 95110

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Quantum Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 5,900,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Company’s 2012 Long-Term Incentive Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinion expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. The opinion set forth in this letter is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP